Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated May 24, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 23, 2021, relating to the balance sheet of Live Oak Acquisition Corp. II as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 12, 2020 (inception) through December 31, 2020 (as restated), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 23, 2021